EXHIBIT 99.1

PRESS RELEASE

FOR:	STRATASYS, INC.

CONTACT:	Shane Glenn, Director of Investor Relations
(952) 294-3416, sglenn@stratasys.com

STRATASYS GROWTH PROMPTS PURCHASE OF ADDITIONAL BUILDING

Company Enters Purchase Agreement for 86,000 Square Foot Facility

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MINNEAPOLIS, August 30, 2005 - Stratasys, Inc. (Nasdaq: SSYS) today announced it has entered a binding purchase agreement for a building located adjacent to its corporate headquarters in Eden Prairie, Minnesota.

The facility provides approximately 86,000 square feet of office and manufacturing space that will accommodate the company’s intermediate expansion requirements. Approximately 30,000 square feet of the building is available for immediate occupancy, with the balance of space under lease agreements that expire over the next two years. The purchase price is approximately $5 million.

“The purchase of this facility provides a timely and cost-effective solution for us. In addition to the immediate availability of office and manufacturing space, the new facility offers room to grow as our operations expand over the next few years,” said Bob Gallagher, chief financial officer of Stratasys.

About Stratasys Inc.

Stratasys Inc., Minneapolis, manufactures office-based rapid prototyping systems and 3D printers. According to Wohlers Report 2005, the company supplied 36 percent of all systems installed worldwide in 2004, making it the unit market leader. Stratasys patented the rapid prototyping process known as fused deposition modeling (FDM). The process creates functional models directly from any 3D CAD program using ABS plastic, polycarbonate, and PPSF. The company holds 175 granted or pending rapid prototyping patents. Stratasys products are used in the aerospace, defense, automotive, medical, education, electronic, and consumer product industries. The company’s systems are also used for rapid manufacturing and rapid tooling applications. For more information on the company, go to www.Stratasys.com or www.DimensionPrinting.com.

All statements herein that are not historical facts or that include such words as “expects”, “anticipates”, “projects”, “estimates” or “believes” or similar words are forward-looking statements that we deem to be covered by and to qualify for the safe harbor protection covered by the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of our Dimension BSTTM, Dimension SSTTM, Prodigy Plus, FDM MaxumTM, FDM VantageTM, and TitanTM product lines; the size of the 3D printing market; our ability to penetrate the 3D printing market; our ability to maintain the growth rates experienced in this and preceding quarters; our ability to introduce and market new materials such as polyphenylsulfone and the market acceptance of this and other materials; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; our ability to effectively and profitably market and distribute the Eden line; and the other risks detailed from time to time in our SEC Reports, including the annual report on Form 10-K for the year ended December 31, 2004 and the quarterly reports on Form 10-Q filed throughout 2005.

This release is also available on the Stratasys Web site at www.Stratasys.com